Exhibit (d) (6)
FARMERS NEW WORLD LIFE INSURANCE COMPANY
AUTOMATIC INCREASE BENEFIT RIDER

Benefit	We will automatically increase the Face Amount of the policy on each Policy Anniversary subject to the terms below. We will not require Evidence of Insurability.
Increases	On each Policy Anniversary prior to the Insured’s Attained Age 55, or on the first two Policy Anniversaries if the Insured’s Issue Age is between 53 and 55 when the rider is issued:
1. the Face Amount will be increased by the lesser of:
a) 3% of the Face Amount on the policy’s Issue Date; or
b) $10,000; and
2. the Planned Premium Payment will be increased by 3%.

Any increase in Planned Premium may not be sufficient to keep Your policy In Force and You may be required to make additional Premium Payments.

The increases described above will continue automatically unless:

	1.	the Monthly Deductions for the policy are being waived under the terms of any riders attached to the policy. Automatic increases will resume when the Monthly Deductions for the policy are no longer being waived under the terms of any rider; or
	2.	this rider ends as described in the Termination of Rider section.

Risk Charges	There are no Risk Charges for this rider. However, all charges described in the policy apply to each increase in Face Amount.

Termination of Rider	This rider will end when:

1.	the Insured Attains Age 55, or immediately following the second Policy Anniversary after the rider is issued if the Insured’s Issue Age is between 53 and 55 when the rider is issued;
2.	the total of all increases equals the Face Amount of the policy on the policy’s Issue Date;
3.	You refuse an increase in Face Amount. We must receive Your signed notice of refusal 30 days before the Policy Anniversary on which the automatic increase would take place;
4.	You request a decrease in Face Amount;
5.	the policy ends; or
6.	We receive Your signed request for termination of this rider.

Contract	This rider is subject to all the terms of the policy to which this rider is attached except as modified in this rider.

Attached to and made a part of the policy effective as of the date of issue of this rider.
FARMERS NEW WORLD LIFE INSURANCE COMPANY

C. Paul Patsis	Brian F. Kreger
President	Secretary
42967

2006-310 (UL)